MEDIABAY, INC.
                        (formerly Audio Book Club, Inc.)

                   Supplement No. 2 dated November 24, 1999 to
                          Prospectus dated May 5, 1999

     This Supplement contains information relating to the table under the caption "Selling Shareholders" in our May 5, 1999 prospectus, as previously updated by our Supplement No. 1 dated August 16, 1999.

     Mr. Louis Lichtenfeld has transferred a warrant to purchase 10,000 shares of our common stock to National Securities Corporation. Accordingly, Mr. Lichtenfeld is no longer included in the Selling Shareholders table. In addition, the disclosure regarding National Securities Corporation in this table is updated as follows:

                  Beneficial
                  Ownership of
                  Shares of                        Shares          % of Shares
                  Common Stock     Shares to be    Beneficially    Beneficially
Selling           Prior to         Sold in the     Owned After     Owned After
Shareholders      Offering         Offering        Offering        Offering
------------      --------         --------        --------        --------
National
Securities        37,600  (33)     37,600             0               0
Corporation


(33) Represents (i) 27,600 shares of common stock issuable upon exercise of underwriters' warrants issued in connection with our initial public offering, exercisable until October 22, 2002 at an exercise price of $16.50 per share; and (ii) 10,000 shares of common stock issuable upon exercise of options granted on December 31, 1998 with an exercise price of $11.125 per share.

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